EXHIBIT 99.1

PRESS RELEASE
Source: Steel Partners Holdings L.P.

Steel Partners Holdings L.P. Reports
2017 Fourth Quarter and Full-Year Financial Results, and Outlook for 2018

NEW YORK, N.Y., March 9, 2018 - Steel Partners Holdings L.P. (NYSE: SPLP), a diversified global holding company, today announced operating results for the fourth quarter and year ended December 31, 2017. For a full discussion of the results, please see the Company's Form 10-K as filed with the U.S. Securities and Exchange Commission, which can be found at www.steelpartners.com.

Revenue for the 2017 fourth quarter increased to $335.3 million from $318.5 million for the same period in 2016. Loss before taxes, associated companies and other investments held at fair value was $1.6 million for the fourth quarter of 2017, compared with a loss of $18.5 million for the comparable 2016 period. Net loss attributable to the Company's common unitholders for the 2017 fourth quarter was $14.2 million, or $0.55 per common unit, compared with $15.4 million, or $0.59 per common unit, a year ago.

For the year ended December 31, 2017, revenue increased to $1.4 billion from $1.2 billion for 2016. Income before taxes, associated companies and other investments held at fair value rose to $40.4 million for 2017 from $22.4 million for 2016. Net loss attributable to the Company's common unitholders for the year was breakeven, compared with net income of $6.6 million, or $0.25 per diluted common unit, for 2016.

Results for the quarter and year ended December 31, 2017, and the comparable periods of 2016, include certain significant acquisition and integration-related charges associated with the Company's recently completed transactions, as well as other non-cash income or loss from associated companies and other investments held at fair value, net of taxes, which are allocated by segment. Results for the quarter and year ended December 31, 2017 also reflect an accrual for incentive unit expense of $5.1 million and $9.0 million, respectively, based on an increase in the market price of the Company's common units, as well as a reduction in deferred tax assets associated with the recent changes in U.S. tax regulations, partially offset by the reversal of certain deferred tax valuation allowances. Results for the 2016 periods also include non-cash goodwill and asset impairment charges, resulting from a decline in market conditions and lower demand for certain of the Company's Performance Materials product lines.

Steel Partners generated a 4.0% increase in Adjusted EBITDA for the fourth quarter of 2017 to $38.7 million from $37.2 million for the same period in 2016. The 2017 quarter's Adjusted EBITDA reflects a higher contribution from the Financial Services segment, partially offset by a decline from the Diversified Industrial segment. For the full 2017 year, Steel Partners generated a 10.2% increase in Adjusted EBITDA to $164.0 million from $148.9 million in 2016. The Company is presenting Adjusted EBITDA to assist investors with their understanding of Steel Partners' results of operations and financial condition. See "Note Regarding Use of Non-GAAP Financial Measurements" below for the definition of Adjusted EBITDA.

"Results for 2017 and the most recent fourth quarter reflect continued implementation of the Steel Business System, improving both top- and bottom-line performance in each of our operating segments," said Warren Lichtenstein, Executive Chairman of Steel Partners. "Our fourth quarter activities, including completion of our tender offer for the remaining shares of Handy & Harman Ltd. that Steel Partners did not previously own, entry into a combined, revolving credit facility covering substantially all Steel Partners entities, and our additional $35 million investment in Steel Connect, Inc. (formerly ModusLink Global Solutions, Inc.), reflect our continued journey toward One Steel. We expect continued progress on our strategic initiatives during 2018, along with further investments in growth platforms, as reflected by our February acquisition of Dunmore Corporation," Lichtenstein added.

Based on current information, Steel Partners expects 2018 first quarter revenue between $332 million and $386 million and Adjusted EBITDA between $30 million and $37 million. The Company anticipates revenue for the full 2018 year between $1.5 billion and $1.6 billion and Adjusted EBITDA between $184 million and $225 million. These forecasts include the expected operating results of Dunmore Corporation from the date of acquisition.

(Financial Tables on Following Pages)

Financial Summary

(in thousands, except per common unit)	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenue	$335,277	$318,505	$1,372,027	$1,163,549
Costs and expenses	336,852	337,047	1,331,604	1,141,111
(Loss) income before taxes, associated companies and other investments held at fair value	(1,575)	(18,542)	40,423	22,438
Income tax provision	24,124	5,595	51,299	23,952
Income of associated companies and other investments held at fair value, net of taxes	(8,186)	(1,436)	(16,888)	(4,085)
Net (loss) income	(17,513)	(22,701)	6,012	2,571
Net loss (income) attributable to noncontrolling interests in consolidated entities	3,313	7,328	(6,028)	4,059
Net (loss) income attributable to common unitholders	$(14,200)	$(15,373)	$(16)	$6,630

Net (loss) income per common unit - basic	$(0.55)	$(0.59)	$—	$0.25
Net (loss) income per common unit - diluted	$(0.55)	$(0.59)	$—	$0.25

Capital expenditures	$16,822	$15,450	$54,737	$34,183

Supplemental Non-GAAP Disclosures

Adjusted EBITDA Reconciliation:
(in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net (loss) income	$(17,513)	$(22,701)	$6,012	$2,571
Income tax provision	24,124	5,595	51,299	23,952
Income (loss) before income taxes	6,611	(17,106)	57,311	26,523
Add (Deduct):
Income of associated companies and other investments held at fair value, net of taxes	(8,186)	(1,436)	(16,888)	(4,085)
Interest expense	8,358	3,662	22,804	11,052
Depreciation and amortization	17,723	24,059	71,936	70,546
Non-cash goodwill impairment charges	—	24,254	—	24,254
Non-cash asset impairment charges	2,028	5,732	2,028	18,668
Non-cash pension expense (income)	5,787	(239)	9,647	2,416
Non-cash equity-based compensation	5,781	758	11,477	3,844
Amortization of fair value adjustments to acquisition-date inventories	—	209	—	2,133
Realized and unrealized gains and losses on investments, net	169	(3,295)	938	(7,478)
Other items, net	450	639	4,795	1,000
Adjusted EBITDA	$38,721	$37,237	$164,048	$148,873

Segment Results

(in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenue:
Diversified industrial	$276,672	$276,157	$1,156,187	$998,556
Energy	36,151	25,127	135,461	93,995
Financial services	22,454	17,221	80,379	70,998
Total Revenue	$335,277	$318,505	$1,372,027	$1,163,549

Income (loss) before income taxes:
Diversified industrial	$3,116	$(18,324)	$50,104	$19,175
Energy	(8,555)	(5,057)	(21,514)	(11,459)
Financial services	13,192	10,500	41,328	42,518
Corporate and other	(1,142)	(4,225)	(12,607)	(23,711)
Income (loss) before income taxes	6,611	(17,106)	57,311	26,523
Income tax provision	24,124	5,595	51,299	23,952
Net (loss) income	$(17,513)	$(22,701)	$6,012	$2,571

Income (loss) of associated companies and other investments held at fair value, net of taxes:
Diversified industrial	$—	$—	$—	$8,078
Energy	(1,359)	2,968	593	9,944
Corporate and other	9,545	(1,532)	16,295	(13,937)
Total	$8,186	$1,436	$16,888	$4,085

Segment Depreciation and Amortization:
Diversified industrial	$12,627	$18,944	$50,741	$50,100
Energy	4,982	5,121	20,735	20,076
Financial services	82	(15)	294	274
Corporate and other	32	9	166	96
Total Depreciation and Amortization	$17,723	$24,059	$71,936	$70,546

Segment Adjusted EBITDA:
Diversified industrial	$26,105	$28,542	$128,650	$115,516
Energy	522	137	4,098	(1,701)
Financial services	13,343	10,486	41,742	42,792
Corporate and other	(1,249)	(1,928)	(10,442)	(7,734)
Total Adjusted EBITDA	$38,721	$37,237	$164,048	$148,873

Note Regarding Use of Non-GAAP Financial Measurements

The financial data contained in this press release includes certain non-GAAP financial measurements as defined by the U.S. Securities and Exchange Commission ("SEC"), including "Adjusted EBITDA." The Company is presenting Adjusted EBITDA because it believes that it provides useful information to investors about SPLP, its business and its financial condition. The Company defines Adjusted EBITDA as net income or loss before the effects of income or loss from investments in associated companies and other investments held at fair value, interest expense, taxes, depreciation and amortization, non-cash pension expense or income, and realized and unrealized gains or losses on investments and excludes certain non-recurring and non-cash items. The Company believes Adjusted EBITDA is useful to investors because it is one of the measures used by the Company's Board of Directors and management to evaluate its business, including in internal management reporting, budgeting and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions and as an element in determining executive compensation.

However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the U.S. ("U.S. GAAP"), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income or loss, or cash flows from operating, investing or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges, including realized losses investments, interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•	Adjusted EBITDA does not reflect the Company's tax provision or the cash requirements to pay its taxes;

•	Adjusted EBITDA does not reflect income or loss from the Company's investments in associated companies and other investments held at fair value;

•	Adjusted EBITDA does not reflect the Company's interest expense;

•
Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;

•	Adjusted EBITDA does not reflect the Company's net realized and unrealized gains and losses on its investments;

•	Adjusted EBITDA does not include non-cash charges for pension expense and equity-based compensation; and

•	Adjusted EBITDA does not include certain other non-recurring and non-cash items.

The Company compensates for these limitations by relying primarily on its U.S. GAAP financial measures and by using Adjusted EBITDA only as supplemental information. The Company believes that consideration of Adjusted EBITDA, together with a careful review of its U.S. GAAP financial measures, is the most informed method of analyzing SPLP.

The Company reconciles Adjusted EBITDA to net income or loss, which does not include amounts reported under U.S. GAAP related to noncontrolling interests in consolidated entities, and that reconciliation is set forth above. Because Adjusted EBITDA is not a measurement determined in accordance with U.S. GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

About Steel Partners Holdings L.P.

Steel Partners Holdings L.P. (www.steelpartners.com) is a diversified global holding company that owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking and youth sports.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SPLP's current expectations and projections about its future results, performance, prospects and opportunities. SPLP has tried to identify these forward-looking statements by using words such as "may," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate" and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities in 2018 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, SPLP's need for additional financing and the terms and conditions of any financing that is consummated, customers' acceptance of its new and existing products, the risk that the Company and its subsidiaries will not be able to compete successfully, the possible volatility of the Company's unit price and the potential fluctuation in its operating results. Although SPLP believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2017 for information regarding risk factors that could affect the Company's results. Except as otherwise required by federal securities laws, SPLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Investor contact:    PondelWilkinson Inc.
Roger S. Pondel, 310-279-5965
rpondel@pondel.com